Exhibit (a)(1)(iii)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

PDL BIOPHARMA, INC.

EXCHANGE OFFER FOR

ALL OUTSTANDING

2.875% CONVERTIBLE SENIOR NOTES DUE FEBRUARY 15, 2015

(CUSIP Nos. 69329YAB0 and 69329YAA2)

for new 2.875% Series 2011 Convertible Senior Notes due February 15, 2015

Pursuant to the Offering Memorandum dated November 15, 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2011, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

PDL BioPharma, Inc., a Delaware corporation (the “Company”), is offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in the Offering Memorandum dated November 15, 2011 (the “Offering Memorandum”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), up to $180,000,000 in aggregate principal amount of outstanding 2.875% Convertible Senior Notes due February 15, 2015 (the “Old Notes”), for a like principal amount of new 2.875% Series 2011 Convertible Senior Notes due February 15, 2015 (the “New Notes”), and a cash payment.

As set forth in the Offering Memorandum, the terms of the New Notes will be substantially the same as the terms of the Old Notes, except that the New Notes will contain (i) a net share settlement feature and (ii) a conditional conversion feature. As a result of these new features, the anti-dilution provisions and settlement procedures for the New Notes have been modified, and clarifying language was added to the anti-dilution provisions in conformity with our 3.75% Convertible Senior Notes due May 15, 2015, which also convert on a net share settlement basis. The Offering Memorandum and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Offering Memorandum.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offering Memorandum dated November 15, 2011;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4.	IRS Form W-9 and Instructions on IRS Form W-9.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time on December 13, 2011, unless extended. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time at or prior to the Expiration Time.

To properly tender old notes, you must submit your acceptance via DTC’s ATOP system (as defined in “Terms of the Exchange Offer—Procedures for Tendering” in the Offering Memorandum) or complete, sign and mail or transmit the Letter of Transmittal to the Tender and Paying Agent prior to the Expiration Time. Additionally, the Tender and Paying Agent must receive either a timely confirmation of book-entry transfer of the Old Notes or an agent’s message through DTC’s ATOP system, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Memorandum.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Memorandum and the related documents to the beneficial owners of Old Notes held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have with respect to the procedure for tendering Old Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Georgeson Inc., the Information Agent for the Exchange Offer, toll-free at (866) 541-3547.

Very truly yours,

PDL BIOPHARMA, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE TENDER AND PAYING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING MEMORANDUM OR THE LETTER OF TRANSMITTAL.

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